IntelGenx Grants Stock Options

SAINT LAURENT, QUEBEC, April 2, 2015 - IntelGenx Technologies Corp. ("IntelGenx", or the “Company”) (TSX-V: IGX) (OTC.QX:IGXT) announced today that the Company’s board of directors granted options to acquire a total of 300,000 common shares under the 2006 Stock Option Plan, as amended.

Of the total stock options granted, 50,000 were granted to each of the following non-employee directors; Bernard Boudreau, John Marinucci, Ian Troup and Bernd Melchers. The options have an exercise price of US$0.62 (CAD$0.78), vest immediately, and expire on April 2, 2020. In addition, 100,000 options to acquire common shares were granted to John Durham, the Vice President, Manufacturing Operations of IntelGenx Corp. The options have an exercise price of US$0.62 (CAD$0.78), vest over a period of two years at the rate of 25% every six months, and expire on April 2, 2020.

Mr. Durham joined IntelGenx Corp as Vice President, Manufacturing Operations at the beginning of 2015. Prior to his appointment, from April 2014, he was engaged at IntelGenx as a consultant assisting in the planning and design of IntelGenx’ state-of-the-art, fully cGMP compliant, manufacturing facility.

Mr. Durham has held executive leadership positions with several multinational and domestic pharmaceutical manufacturing operations. He has an extensive background in pharmaceutical operations and quality management, together with a strong record of achievement in a regulated business environment. From September 2011 to November 2013 Mr. Durham was Chief Operating Officer with Pharmetics, a leading private label manufacturer in Montreal. From May 2009, to July 2011, he was Vice President, Technical Operations with Labopharm, a pharmaceutical company in Montreal. From September 2007, to April 2009, Mr. Durham was Vice President, Business Development with PharmEng, a Canadian contract manufacturing company. From May 2003, to July 2007, he was President of Draxis Pharma, a leading contract manufacturing company in Canada, and a division of Draxis Health, which was traded on the TSX. He was also Vice President and General Manager, from March 1997 until April 2003, with Banner Pharmacaps Canada, a contract manufacturer of soft gelatine capsules. In addition, Mr. Durham also held positions in operations management with Novartis from 1994 to 1997 and in quality and operations management with Johnson and Johnson from 1983 to 1994.

About IntelGenx:

IntelGenx is a drug delivery company focused on the development of oral controlled-release products as well as novel rapidly disintegrating delivery systems. IntelGenx uses its unique multiple layer delivery system to provide zero-order release of active drugs in the gastrointestinal tract. IntelGenx has also developed novel delivery technologies for the rapid delivery of pharmaceutically active substances in the oral cavity based on its experience with rapidly disintegrating films. IntelGenx' development pipeline includes products for the treatment of indications such as severe depression, hypertension, erectile dysfunction, migraine, insomnia, CNS indications, idiopathic pulmonary fibrosis, oncology and pain, as well as animal health products. More information is available about the company at www.intelgenx.com.

Each of the TSX Venture Exchange and OTCQX has neither approved nor disapproved the contents of this press release.

Contact:
IntelGenx Corp.
Ingrid Zerbe
Corporate Secretary
514-331-7440 ingrid@intelgenx.com
www.intelgenx.com